Exhibit 99.1

                  Capstone Turbine Announces Change in Year-End

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Dec. 15, 2003--Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) announced today that its year-end is being changed from December 31 to March 31.
    "We believe having our Company's year-end in March will allow us to better balance work loads for our employees and permit us to more efficiently focus our resources on key business priorities each quarter throughout the year," said Karen Clark, Capstone's Chief Financial Officer. "As required, Capstone will continue to report its results each quarter, but in the future, full year results will be presented based on a March 31 year-end."

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has sold and shipped more than 2,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 5 million hours of documented operation.
    "Capstone Turbine Corp" is a registered trademark of Capstone Turbine Corporation.


    CONTACT: Capstone Turbine Corporation
             Keith Field, 818-734-5465 (General Media)
             Alice Barsoomian, 818-734-5428
             (Investors/Investment Media)